Exhibit 10.2

SEPARATION AND RELEASE AGREEMENT

This SEPARATION AND RELEASE AGREEMENT (the “Agreement”) is hereby made and entered into this 13th day of July 2018, by and between Cerecor Inc., a Delaware corporation (the “Company”), and Mariam Morris, a citizen and resident of Texas (“Executive”).  (The Company and Executive are sometime referred to herein each as a “Party” and together as the “Parties.”)

WHEREAS, Executive has been employed by the Company as its Chief Financial Officer and Chief Compliance Officer; and

WHEREAS, on or about July 16, 2015, the Parties entered into an Employment Agreement setting out the terms and conditions of the Executive’s employment with the Company, which was amended on or about March 9, 2017 (the “Employment Agreement”); and

WHEREAS, pursuant to the Employment Agreement, under certain circumstances, if Executive’ s employment with the Company is terminated, Executive would be eligible to receive certain severance benefits conditioned upon her execution and non-revocation of a release of claims in favor of the Company in a form satisfactory to the Company; and

WHEREAS, Executive’ s employment with the Company terminated, effective July 12, 2018 (the “Termination Date”); and

WHEREAS, this Agreement constitutes the release upon which Executive’s severance benefits are conditioned and contains such other terms as are mutually agreed to by the Parties regarding Executive’s termination.

NOW THEREFORE, in consideration of the mutual obligations set forth in this Agreement, along with other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.                                      Termination and Transition.

(a)                                 Termination of Employment.  Effective as of the Termination Date, Executive’s employment with the Company, as well as all offices, titles and positions she holds with or for the benefit of the Company and/or its affiliates, including but not limited to her position as Chief Financial Officer, Chief Compliance Officer and Board Secretary, are terminated, and she hereby confirms that she resigned as a member of the Board of Directors of any and all Company subsidiaries.  Except as set out in this Agreement, as provided by the specific terms of a benefit plan or as required by law, effective as of the Termination Date, all of Executive’s employee benefits with the Company will be terminated.  Executive hereby represents that she has returned to the Company all Company-owned equipment, keys or passes, software, files, samples, training materials, programs and documents (including any copies), except for any items necessary for Executive’s providing of the Consulting Services described below, which items will be returned at the conclusion of the Consulting Period.

(b)                                 Accrued Salary and Vacation.  On the next regular payroll date following Termination Date, the Company will pay you all accrued salary and all accrued and unused vacation earned through the Termination Date, subject to standard payroll deductions and withholdings.  You will receive these payments regardless of whether or not you sign this Agreement.

(c)                                  Consulting Arrangement.  For a period of thirty (30) days following the Termination Date (the “Consulting Period”), Executive will continue to provide such consultation and advice to the Company as the Company shall reasonably request in order to transition Executive’s job duties (the “Consulting Services”).  In consideration of the Consulting Services, the Company will pay Executive the sum of Twenty-Five Thousand Eight Hundred and Thirty Three Dollars ($25,833.00), payable in two (2) equal semi-monthly installments and reported as miscellaneous income on a Form 1099-Misc.

2.                                      Separation Benefits.  If Executive signs, complies with and does not revoke this Agreement as provided by Section 9 below, the Company will provide Executive with the following payments and benefits (collectively, the “Separation Benefits”):

(a)                                 The Company will continue to pay Executive her Base Salary as in effect immediately prior to the Termination Date, minus applicable withholdings required by law or authorized by Executive, for a period of twelve (12) months. The first payment will be made on the first payroll period after the thirtieth (30th) day following the Termination Date and will include Base Salary for the period from the Termination Date through the payment date.  The remaining installments will be paid over time in accordance with the Company’s normal payroll practices for its employees.

(b)                                 During employment, Executive received five different grants of options to purchase shares of the Company’s common stock, as detailed in Exhibit A (individually, a “Stock Option Grant,” and collectively, the “Stock Option Grants”).  Conditioned on Executive’s execution and non-revocation of this Agreement, effective as of the Termination Date, all of the unvested shares of the Stock Option Grants shall immediately vest and become exercisable.  Executive will have until the expire or cancel date of each Stock Option Grant, as detailed in Exhibit A, to exercise her unexercised vested Stock Options; thereafter, any unexercised Stock Options will be cancelled.

(c)                                  Conditioned on Executive’s eligibility for and timely election to continue her health insurance benefits under COBRA after the Termination Date, the Company will pay Executive’s applicable COBRA premiums for the lesser of twelve (12) months following the Termination Date or until Executive becomes eligible for substantially equivalent insurance benefits from another employer; provided, however, the Company has the right to terminate such payment of COBRA premium reimbursement to Executive and instead pay Executive a lump sum amount equal to the applicable COBRA premium multiplied by the number of months remaining in the specified period if the Company determines in its discretion that continued payment of the COBRA premiums is or may be discriminatory under Section 105(h) of the Internal Revenue Code.

(d)                                 Conditioned on Executive’s execution and non-revocation of this Agreement, the Company will waive the covenant not to compete contained in Section 8(b) of the Employment Agreement.  All of the remaining restrictive covenants contained in the Employment Agreement (the “Surviving Covenants”) shall remain in full force and effect in accordance with their terms and compliance with them is a condition to receiving the Separation Benefits.

Executive will not be entitled to receive the Separation Benefits described above unless: (i) she signs this Agreement and returns it to the Company within twenty-one (21) days after she receives it, and (ii) the Revocation Period described in Section 9 has expired without Executive’s revocation.

3.                                      Release of Claims.  In exchange for the Company’s providing Executive with the Separation Benefits described above, by signing this Agreement, Executive releases and forever discharges the Company, as well as its parent companies, affiliates, subsidiaries, divisions, officers, directors, stockholders, employees, agents, representatives, attorneys, lessors, lessees, licensors and licensees, and their respective successors, assigns, heirs, executors and administrators (collectively, the “Company Parties”), from any and all claims, demands, and causes of action of every kind and nature, whether known or unknown, direct or indirect, accrued, contingent or potential, which Executive ever had or now has, including but not limited to any claims arising out of or related to Executive’s employment with the Company and the termination thereof (except where and to the extent that such a release is expressly prohibited or made void by law).  This release includes, without limitation, Executive’s release of the Company and the Company Parties from any claims by Executive for lost wages or benefits, stock options, restricted stock, compensatory damages, punitive damages, attorneys’ fees and costs, equitable relief or any other form of damages or relief.  In addition, this release is meant to release the Company and the Company Parties from all common law claims, including claims in contract or tort, including, without limitation, claims for breach of contract, wrongful or constructive discharge, intentional or negligent infliction of emotional distress, misrepresentation, tortious interference with contract or prospective economic advantage, invasion of privacy, defamation, negligence or breach of any covenant of good faith and fair dealing.  Executive also specifically and forever releases the Company and the Company Parties (except where and to the extent that such a release is expressly prohibited or made void by law) from any and all claims under Texas and Maryland laws prohibiting discrimination, harassment and retaliation, including but not limited to Sections 14-18 of Article 49B of the Maryland Code; from any and all claims under all other applicable state and local laws prohibiting discrimination, harassment and retaliation; and any and all claims under federal law based on unlawful employment discrimination, harassment or retaliation, including, but not limited to, claims for violation of Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Genetic Information and Discrimination Act, and the Federal Age Discrimination In Employment Act (29 U.S.C.  § 621 et. seq.).

Executive acknowledges that this release applies both to known and unknown claims that may exist between Executive and the Company and the Company Parties.  Executive expressly waives and relinquishes all rights and benefits that Executive may have under any state or federal statute or common law principle that would otherwise limit the effect of this Agreement to claims known or suspected prior to the date Executive execute this Agreement, and does so understanding and acknowledging the significance and consequences of such specific waiver.  In addition, Executive hereby expressly understands and acknowledges that it is possible that unknown losses or claims exist or that present losses may have been underestimated in amount or severity, and Executive explicitly took that into account in giving this release.

Notwithstanding the foregoing, nothing in this Agreement prohibits Executive from filing a charge with, or participating in any investigation or proceeding conducted by, the U.S. Equal Employment Opportunity Commission or a comparable state or federal fair employment practices agency; provided, however, that this Agreement fully and finally resolves all monetary matters between Executive and the Company and the Company Parties, and by signing this

Agreement, Executive is waiving any right to monetary damages, attorneys’ fees and/or costs related to or arising from any such charge, complaint or lawsuit filed by Executive or on Executive’s behalf, individually or collectively.  In addition, nothing in this Agreement extinguishes any claims Executive may have against the Company for breach of this Agreement; releases or limits any rights the Executive may have to indemnification for third party claims under the Company’s certificate of incorporation or by-laws, applicable law, or under any insurance policy providing directors’ and officers’ coverage for any lawsuit or claim relating to the period when the Executive was an officer or employee of the Company; or releases any claims arising from events that occur following the effective date of this Agreement.

4.                                      No Admissions. Executive understands, acknowledges and agrees that the release set out above in Section 3 is a final compromise of any potential claims by Executive against the Company and/or the Company Parties in connection with her employment by the Company, and is not an admission by the Company or the Company Parties that any such claims exist or that the Company or any of the Company Parties are liable for any such claims.  By signing this Agreement, Executive agrees and acknowledges that she has no cause to believe that any violation of any local, state or federal law has occurred with respect to her employment or termination of employment from the Company, including but not limited to any violation of any federal, state, municipal, foreign or international whistleblower or fraud law, statute or regulation.  In addition, Executive further agrees and acknowledges that she is not aware of, or has already disclosed, any conduct that would be unlawful under the False Claims Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, or any other compliance obligation.

5.                                      Confidentiality.  Executive hereby represents and agrees that she has not and will not (except as required by law) disclose information regarding the specific terms of this Agreement, to anyone except her immediate family, her attorney and accountant or financial advisor as reasonably necessary.  Executive also hereby acknowledges and agrees that, except as expressly waived by this Agreement, her post-employment duties and obligations under the Employment Agreement will remain in full force and effect in accordance with their terms, and that a breach of the Surviving Covenants of the Employment Agreement will also constitute a breach of this present Agreement.  Provided, however, nothing in this Agreement (including the Employment Agreement) prohibits Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.  Executive acknowledges that she does not need the prior authorization of the Company to make any such reports or disclosures and that she is not required to notify the Company that she has made such reports or disclosures.

6.                                      No Disparagement.  Executive agrees that she will not denigrate, defame, disparage or cast aspersions upon the Company, the Company Parties, their products, services, business and manner of doing business; provided, however, nothing in this Agreement prohibits Executive from providing truthful information and/or testimony in response to any court order or valid subpoena, or in connection with any investigation or proceeding conducted by the U.S. Equal Employment Opportunity Commission or any other authorized state or federal agency.

7.                                      Relief and Enforcement.   If Executive is entitled to receive the Separation Benefits but materially violates any provisions of this Agreement, the Employment Agreement (except as modified hereby) or any other agreement entered into by Executive and the Company, in addition to all other rights and remedies, which are expressly reserved, the Company will notify Executive of such violation(s) and will be entitled to immediately stop paying any further installments of the Separation Benefits and recover any Separation Benefits already paid to Executive.  Said material violations of any provisions of this Agreement by Executive shall be determined by a court of law.  In addition, Executive understands and agrees that if she violates the terms of Sections 5 or 6 of this Agreement, or any of the Surviving Covenants, she will cause injury to the Company (and/or one or more of the Company Parties) that will be difficult to quantify or repair, so that the Company (and/or the Company Parties) will have no adequate remedy at law.  Accordingly, Executive agrees that if she violates Sections 5 or 6 of this Agreement, or the Surviving Covenants of the Employment Agreement, the Company (or the Company Parties) will be entitled as a matter of right to obtain an injunction from a court of law, restraining Executive from any further violation of this Agreement.  The right to an injunction is in addition to, and not in lieu of, any other remedies that the Company (or the Company Parties) has at law or in equity.

If Company alleges that Executive has materially violated any provisions of the Agreement and it is subsequently determined that a material violation DID NOT occur in the above referenced manner, Executive’s release under Section 3 of this Agreement will not prevent her from pursuing Company for any damages caused by the incorrect allegations.

8.                                      No Modifications; Governing Law; Entire Agreement.  This Agreement cannot be changed or terminated verbally, and no modification or waiver of any of the provisions of this Agreement will be effective unless it is in writing and signed by both Parties.  The Parties agree that this Agreement is to be governed by and construed in accordance with the laws of the State of Delaware.  This Agreement (inclusive of the Employment Agreement as modified by this Agreement) sets forth the entire and fully integrated understanding between the Parties, and there are no representations, warranties, covenants or understandings, oral or otherwise, that are not expressly set out herein.

9.                                      Right to Revoke.  ONCE SIGNED BY EXECUTIVE, THIS AGREEMENT IS REVOCABLE IN WRITING FOR A PERIOD OF SEVEN (7) DAYS (THE “REVOCATION PERIOD”).  IN ORDER TO REVOKE EXECUTIVE’S ACCEPTANCE OF THIS AGREEMENT, EXECUTIVE MUST DELIVER WRITTEN NOTICE TO PETER GREENLEAF, AND SUCH WRITTEN NOTICE MUST ACTUALLY BE RECEIVED WITHIN THE SEVEN (7) DAY REVOCATION PERIOD.

10.                               Voluntary Execution.  By signing below, Executive acknowledges that she has read this Agreement, that she understands its contents and that she has relied upon or had the opportunity to seek the legal advice of an attorney of her own choosing.

11.                               Miscellaneous.

(a)                                 Should any portion, term or provision of this Agreement be declared or determined by any arbitrator or court to be illegal, invalid or unenforceable, the validity of the remaining portions, terms and provisions shall not be affected thereby, and the illegal, invalid or unenforceable portion, term or provision shall be deemed not to be part of this Agreement.

(b)                                 The Parties agree that the failure of a party at any time to require performance of any provision of this Agreement shall not affect, diminish, obviate or void in any way the Party’s full right or ability to require performance of the same or any other provision of this Agreement at any time thereafter.

(c)                                  This Agreement shall inure to the benefit of and shall be binding upon Executive, her heirs, administrators, representatives, executors, successors and assigns, and upon the successors and assigns of the Company.

(d)                                 The headings of the paragraphs of this Agreement are for convenience only and are not binding on any interpretation of this Agreement.  This Agreement may be executed in counterparts.

(e)                                  Counterparts may be transmitted and/or signed by facsimile or electronic mail.  The effectiveness of any such documents and signatures shall have the same force and effect as manually signed originals and shall be binding on the parties to the same extent as a manually signed original thereof.

EXECUTIVE HEREBY ACKNOWLEDGES THAT EXECUTIVE HAS BEEN GIVEN A PERIOD OF AT LEAST TWENTY-ONE (21) DAYS TO CONSIDER WHETHER TO EXECUTE THIS AGREEMENT, AND THAT CHANGES TO THIS AGREEMENT, WHETHER MATERIAL OR IMMATERIAL, WILL NOT RESTART THE RUNNING OF THE TWENTY-ONE (21) DAY PERIOD.  EXECUTIVE ALSO ACKNOWLEDGES THAT EXECUTIVE IS HEREBY ADVISED BY THE COMPANY IN WRITING TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.

CERECOR INC.

By:	/s/ Peter Greenleaf
Peter Greenleaf
Chief Executive Officer

	DATE:	7/13/18

EXECUTIVE:

/s/ Mariam Morris		(SEAL)
Mariam Morris

	DATE:	7/13/18

EXHIBIT A

Grant Name	Grant Price	Options Granted	Options Exercised	Options Cancelled	Options Outstanding	Options Exercisable	Expire / Cancel Date
10/20/2015 NQ 2015 Omnibus Plan 6.49	$6.49 USD	102,900	0	0	102,900	68,600	19-Oct-2025
02/24/2016 NQ 2015 Omnibus Plan 3.01	$3.01 USD	10,100	0	0	10,100	5,892	23-Feb-2026
08/17/12016 NQ 2016 Incentive Plan 3.77	$3.77 USD	32,500	0	0	32,500	14,896	16-Aug-2026
01/26/2017 NQ 2016 Incentive Plan 0.87	$0.87 USD	25,000	0	0	25,000	16,667	25-Jan-2027
1/22/2018 NQ 2016 Incentive Plan 3.21	$3.21 USD	100,000	0	0	100,000	0	21-Jan-2028
		270,500	0	0	270,500	106,055